Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Apple Hospitality REIT, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Shares, no par value per share	Other	7,250,000	$14.445(2)	$104,726,250	0.00014760	$15,457.60

Total Offering Amounts					$104,726,250		$15,457.60

Total Fee Offsets							—

Net Fee Due							$15,457.60
(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of the Registrant that become issuable under the Apple Hospitality REIT, Inc. 2024 Omnibus Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding common shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per common share of the Registrant as reported on the New York Stock Exchange on May 23, 2024, which was $14.445 per share.